Company Contact: Fortress International Group, Inc. Timothy C. Dec, Chief Financial Officer Phone: (410) 423-7300
Investor Contacts:
Fortress International Group, Inc.
Harvey L. Weiss
Vice Chairman
Phone: (410) 423-7425
hweiss@thefigi.com

The Piacente Group, Inc.
Brandi Floberg / Lee Roth
Phone: (212) 481-2050
figi@tpg-ir.com

FORTRESS INTERNATIONAL GROUP, INC. REPORTS
SECOND QUARTER 2010 FINANCIAL RESULTS

Second Quarter Adjusted EBITDA from Continuing Operations of $0.8 Million, Compared with Adjusted EBITDA Loss from Continuing Operations of $1.3 million in Q2 2009;

Net Income from Continuing Operations of $0.4 Million or $0.03 Per Share, Compared with Net Loss from Continuing Operations of $13.6 Million or $1.07 Per Share in Q2 2009

COLUMBIA, MD, August 11, 2010 -- Fortress International Group, Inc. (Other OTC: FIGI.PK), a provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced its financial results for the three and six months ended June 30, 2010.

During the fourth quarter of 2009, Fortress completed the sale of its Rubicon Professional Services division. Sales and operations under this division have been restated and are now classified as discontinued operations in the Company’s financial statements.

Second Quarter 2010 Financial Highlights:

•	Revenue of $22.7 million, an increase of 88% over the second quarter 2009
•	Gross profit of $3.2 million, an increase of 129% over the second quarter of 2009
•	Gross profit margin of 14.1%, compared with 12.0%, in the second quarter of 2009
•	Net income from continuing operations of $0.4 million, or $0.03 per share compared with a net loss from continuing operations of $(13.6) million or $(1.07) per share for the second quarter of 2009
•	Adjusted EBITDA from continuing operations of $0.8 million, compared with and adjusted EBITDA loss from continuing operations of $(1.3) million for the second quarter of 2009
•	Backlog of $51.5 million at June 30, 2010
•	Cash and cash equivalents totaling $9.5 million at June 30, 2010

The Company defines adjusted EBITDA as earnings before non-cash equity-based compensation, interest, taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, restructuring and exit costs and provision for bad debt expense. Adjusted EBITDA is a non-GAAP financial measure presented to provide further information about the Company's operating trends.

Financial Highlights for the Six Months Ended June 30, 2010:

•	Revenue of $39.8 million, an increase of 37% over $29.0 million for the six months ended June 30, 2009
•	Gross profit of $5.7 million, an increase of 33% over the six months ended June 30, 2009
•	Gross profit margin of 14.2%, compared with 14.8% for the six months ended June 30, 2009
•
Net income from continuing operations of $0.1 million, or $0.01 per share compared with a net loss from continuing operations of $(14.8) million or $(1.17) per share for the six months ended June 30, 2009

•	Adjusted EBITDA from continuing operations of $0.8 million, compared with and adjusted EBITDA loss from continuing operations of $(1.6) million for the six months ended June 30, 2009

Commenting on the results, Chief Executive Officer Thomas P. Rosato stated, “Our positive net income and adjusted EBITDA for the second quarter and first half of the year demonstrate our ability to execute on our strategic initiatives to win new contracts and monetize our backlog while maintaining tight control of our expenses. As the industry continues to emerge from the downturn that began in 2009, we are accelerating our growth, as evidenced by our ability to nearly triple our bookings for the first half of the year.

“With our healthy backlog of $51.5 million, combined with the business we expect to close during the second half of the year, we expect to continue our positive trend as we move into the balance of 2010.  Our confidence is strengthened by the high level of RFP and RFQ activity coming from new and existing customers, both domestically and internationally. Additionally, two major market initiatives currently underway are creating a significant need for new data center space. The federal government initiative aimed at consolidating thousands of legacy-built data centers into state of the art, energy efficient spaces following a thorough evaluation of all existing facilities and upgrade work on select centers. Secondly, our industry is experiencing tremendous growth from cloud computing, which is creating continued demand for data centers developers to expand their available raised floor space to house their own and their customers’ clouds. Our company is ideally positioned to help customers deal with these demands and strategically develop their sites to meet this new paradigm shift.   As we work to develop  new customers impacted by these dynamic market factors, we  also remain focused on pursuing opportunities to cross sell our facilities management services, where appropriate, as we continue to see significant growth potential for the sale of high-margin, recurring revenue facilities management contracts.”

Chief Financial Officer Timothy C. Dec added, “We continued to achieve our growth targets for the first half of the year as the beneficiaries of pent-up market demand, as well as customers’ continuing recognition of Fortress’ superior solutions. Our ability to deliver significant revenue growth while maintaining gross margins within our targeted range of 14-18% is indicative of the efficiency with which Fortress is currently operating and the effectiveness of our overall operational structure.  In addition, we continued to strengthen the Company’s financial position, finishing the second quarter with approximately $9.5 million in cash on our balance sheet, compared to $2.3 million at the end of 2009. We are pleased with our strong first half, and confident that this momentum will continue during the remainder of 2010.”

Quarterly Conference Call Details

The Company will conduct its regularly scheduled financial announcement conference call on Wednesday, August 11, 2010, at 9:00 a.m. EDT. Investors may listen to the conference call via telephone at: 877-941-2321 (U.S./Canada) or 480-629-9714 (international) or via live audio web cast on the investor relations section of the Company's website at www.thefigi.com.

An audio replay of the conference call will also be available approximately two hours after the conclusion of the call and will be available until Wednesday, August 25, 2010. The audio replay can be accessed by dialing 800-406-7325 (U.S./Canada) or 303-590-3030 (international) and entering conference call ID 4331118, or via an archived webcast available on the investor relations section of the Company's website at www.thefigi.com.

About Non-GAAP Financial Measures

The Company uses adjusted EBITDA as a measure of the Company's operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.thefigi.com or call 888-321-4877.

Fortress International Group, Inc. -- setting a new standard for the optimized critical facility.

Forward Looking Statements

Statements contained in this report contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to our ability to continue as a going concern; risks associated with our effort to meet our working capital requirements and scheduled maturities of indebtedness absent restructuring; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; the uncertainty whether potential contracts will materialize; risks relating to our ability to attract qualified management and other personnel; risks relating our ability to continue to implement our strategic plan; risks relating to our ability to generate sufficient cash flows to support operations and implement our strategic plan; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

Fortress International Group, Inc. Condensed Consolidated Balance Sheets

	(Unaudited)
	June 30,	December 31,
	2010	2009
Current Assets
Cash and cash equivalents	$9,545,263	$2,263,146
Contract and other receivables, net	10,723,968	14,196,772
Costs and estimated earnings in excess of billings on uncompleted contracts	1,424,429	1,056,543
Prepaid expenses and other current assets	1,138,137	1,007,371
Total current assets	22,831,797	18,523,832
Property and equipment, net	497,457	612,569
Goodwill	3,811,127	3,811,127
Other intangible assets, net	60,000	60,000
Other assets	54,248	246,218
Total assets	$27,254,629	$23,253,746
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable, current portion	$294,646	$183,679
Accounts payable and accrued expenses	9,051,957	8,038,658
Billings in excess of costs and estimated earnings on uncompleted contracts	9,203,563	6,536,752
Total current liabilities	18,550,166	14,759,089
Notes payable, less current portion	-	152,343
Convertible notes, less current portion	2,750,000	4,000,000
Other liabilities	165,510	186,905
Total liabilities	21,465,676	19,098,337
Commitments and Contingencies	-	-
Stockholders’ Equity
Preferred stock- $.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock- $.0001 par value, 100,000,000 shares authorized; 13,882,738 and 13,142,962 issued; 13,415,580 and 12,846,709 outstanding at June 30, 2010 and December 31, 2009, respectively	1,381	1,314
Additional paid-in capital	65,048,073	63,442,796
Treasury stock 467,158 and 296,253 shares at cost at June 30, 2010 and December 31, 2009, respectively	(1,076,009)	(959,971)
Accumulated deficit	(58,184,492)	(58,328,730)
Total stockholders' equity	5,788,953	4,155,409
Total liabilities and stockholders’ equity	$27,254,629	$23,253,746

Fortress International Group, Inc. Condensed Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Results of Operations:
Revenue	$22,654,415	$12,087,200	$39,769,907	$29,005,620
Cost of revenue	19,454,452	10,637,715	34,105,423	24,724,536
Gross profit	3,199,963	1,449,485	5,664,484	4,281,084
Operating expenses:
Selling, general and administrative	2,649,436	4,157,981	5,269,841	7,652,131
Depreciation and amortization	92,321	103,719	187,800	205,820
Amortization of intangibles	-	455,826	-	912,902
Impairment loss on goodwill and other intangibles	-	10,254,910	-	10,254,910
Total operating costs	2,741,757	14,972,436	5,457,641	19,025,763
Operating income (loss)	458,206	(13,522,951)	206,843	(14,744,679)
Interest income (expense), net	(23,816)	(52,271)	(62,605)	(88,060)
Income (loss) from continuing operations before income taxes	434,390	(13,575,222)	144,238	(14,832,739)
Income tax expense	-	-	-	-
Net income (loss) from continuing operations	434,390	(13,575,222)	144,238	(14,832,739)
Loss from discontinued operations, net of taxes	-	(3,192,459)	-	(2,951,539)
Net income (loss)	$434,390	$(16,767,681)	$144,238	$(17,784,278)
Per Common Share (Basic and Diluted):
Net income (loss) from continuing operations, net of tax	$0.03	$(1.07)	$0.01	$(1.17)
Loss from discontinued operations, net of taxes	-	(0.25)	-	(0.23)
Net income (loss)	$0.03	$(1.32)	$0.01	$(1.40)
Weighted average common shares outstanding
Basic	13,370,738	12,678,381	13,193,534	12,660,049
Diluted	14,156,784	12,678,381	14,010,302	12,660,049

Fortress International Group, Inc. Adjusted EBITDA Reconciliation

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net income (loss) from continuing operations	$434,390	$(13,575,222)	$144,238	$(14,832,739)
Interest (income) expense, net	23,816	52,271	62,605	88,060
Depreciation and amortization	92,321	103,719	187,800	205,820
Amortization of intangibles	-	455,826	-	912,902
EBITDA from continuing operations	550,527	(12,963,406)	394,643	(13,625,957)
Impairment loss on goodwill and other intangibles	-	10,254,910	-	10,254,910
Stock-based compensation	199,486	374,718	355,344	770,074
Lease exit costs	-	-	19,888	-
Provision for bad debts	-	1,000,000	-	1,025,000
Adjusted EBITDA from continuing operations	$750,013	$(1,333,778)	$769,875	$(1,575,973)